Exhibit 99.5

CONSENT TO BE NAMED A DIRECTOR OF EQT CORPORATION

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in this Registration Statement on Form S-4 of EQT Corporation (the “Company”), and all amendments thereto (the “Registration Statement”), as a person who is proposed to become a director of the Company upon consummation of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of June 19, 2017, by and among the Rice Energy Inc., the Company and Eagle Merger Sub I, Inc.), and to the filing of this consent as an exhibit to this Registration Statement.

Date: July 27, 2017

	By:	/s/ Robert F. Vagt
Robert F. Vagt